U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                COMMISSION FILE NUMBER 333-59359

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ]    Form 10-K                            [X]  Form 10-Q
[ ]    Form 11-K                            [ ]  Form N-SAR
[ ]    Form 20-F

For Period Ended:    September 30, 1999

[ ]    Transition Report on Form 10-K       [ ]  Transition Report on Form 10-Q
[ ]    Transition Report on Form 11-K       [ ]  Transition Report on Form N-SAR
[ ]    Transition Report on Form 20-F

For Transition Period Ended:____________________________________________________

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------

Full Name of Registrant:     Fine Air Services Corp.

Former Name if Applicable:______________________________________________________

Address of Principal Executive Office (Street and Number):

                       2261 N.W. 67th Avenue, Building 700

City, State and Zip Code:    Miami, Florida  33122

PART II - RULE 12B-25(B) AND (C)

--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        |   (a)    The reasons described in reasonable detail in Part III of
        |          this form could not be eliminated without unreasonable
        |          effort or expense;
        |
        |   (b)    The subject annual report or portion thereof will be filed
    [X] |          on or before the 15th calendar day following the
        |          prescribed due date; or the subject quarterly report or
        |          portion thereof will be filed on or before the fifth
        |          calendar day following the prescribed due date; and
        |
        |   (c)    The accountant's statement or other exhibit required by
        |          Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

PART III - NARRATIVE

--------------------------------------------------------------------------------

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant is unable to file its Quarterly Report on Form 10-Q for the three months ended September 30, 1999 because the Registrant is experiencing delays in the collection and compilation of certain financial information required to be included in the Form 10-Q. The Form 10-Q will be filed as soon as reasonably practicable and in no event later than the fifth calendar day following the prescribed due date.

--------------------------------------------------------------------------------

PART IV - OTHER INFORMATION

--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification:

         Orlando M. Machado              (305)                     871-6606
--------------------------------------------------------------------------------
               (Name)                 (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s):

                                                    [X]  Yes          [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [ ]  Yes          [X]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Fine Air Services Corp.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 16, 1999             By:    /s/ ORLANDO M. MACHADO
                                        ----------------------------------------
                                            Name:   Orlando M. Machado
                                            Title:  Chief Financial Officer

                                       3